As filed with the U.S. Securities and Exchange Commission on December 1, 2021.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TLGY Acquisition Corporation

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands (State or Other Jurisdiction of Incorporation or Organization)	6770 (Primary Standard industrial Classification Code Number)	98-1603634 (I.R.S. Employer Identification Number)
4001 Kennett Pike, Suite 302 Wilmington, DE 19807 (302) 499-4656 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc. 122 East 42nd Street, 18th Floor New York, NY 10168 (1) 800-221-0102 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Adam J. Brenneman Zizhen Chen Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, NY 10006 Tel: (212) 225-2000	Alan I. Annex Jason T. Simon Greenberg Traurig, P.A. 333 SE 2nd Avenue, Suite 4400 Miami, FL 33131 Tel: (305) 579-0500

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-260242

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered	Amount Being Registered(2)	Proposed Maximum Offering Price per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Units, each consisting of one Class A ordinary share, $0.0001 par value, and one-half of one redeemable warrant(2)	2,875,000 Units	$10.00	$28,750,000	$2,665.13
Class A ordinary shares included as part of the units(3)	2,875,000 Shares	–	–	–(4)
Redeemable warrants included as part of the units(3)	1,437,500 Warrants	–	–	–(4)
Redeemable warrants to be distributed to the holders of record of Class A ordinary shares issued in this offering that are outstanding immediately after any redemption of Class A ordinary shares in connection with the initial business combination(3)(5)	718,750 Warrants	–	–	–(4)
Contingent rights(6)	2,875,000 Rights	–	–	–(4)
Total			$28,750,000	$2,665.13(7)

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)

Represents only the additional number of securities being registered and includes 375,000 units, consisting of 375,000 Class A ordinary shares and 187,500 redeemable warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any. Does not include the securities that the Registrant previously registered on the Registration Statement on Form S-1 (File No. 333-260242).

(3)

Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share sub-divisions, share dividends or similar transactions.

(4)	No fee pursuant to Rule 457(g).

(5)

If the underwriters’ over-allotment option is exercised in full, 718,750 redeemable warrants will be distributed on a pro-rata basis to the holders of the Class A ordinary shares that were issued in this offering that remain outstanding immediately after we redeem the Class A ordinary shares that the holders thereof have elected to redeem in connection with the initial business combination. Such distribution will occur immediately following the time of such redemptions, and immediately prior to the closing of the initial business combination.

(6)

The contingent rights refer to the right attached to each Class A ordinary share issued in this offering to receive a distribution of up to 718,750 redeemable warrants (if the underwriters’ option is exercised in full), contingent upon such Class A ordinary share not being redeemed in connection with our initial business combination, and with the number of redeemable warrants to be distributed in respect of each unredeemed Class A ordinary share being contingent upon the aggregate number of Class A ordinary shares that are redeemed, but in no event will be less than one-fourth of a distributable redeemable warrant per Class A ordinary share that is not redeemed. Such rights will remain attached to our Class A ordinary shares and are not separately transferable, assignable or salable, and will not be evidenced by any form of certificate or instrument.

(7)

The Registrant previously registered securities having a proposed maximum aggregate offering price of $201,250,000 in its Registration Statement on Form S-1, as amended (File No. 333-260242), which was declared effective by the Securities and Exchange Commission on November 30, 2021. In accordance with Rule 462(b) under the Securities Act, an additional number of securities having a proposed maximum offering price of $28,750,000 is hereby registered, which includes securities issuable upon the exercise of the underwriters’ over-allotment option.

The Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Registration Statement on Form S-1 is being filed with respect to the registration of 2,875,000 additional units of TLGY Acquisition Corporation, a Cayman Islands exempted company (the “Registrant”), each consisting of (a) one Class A ordinary share of the Company, par value $0.0001 per share (the “Shares”), (b) one-half of one redeemable warrant and (c) a contingent right to receive at least one-fourth of one redeemable warrant, pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and General Instruction V to Form S-1. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share, subject to certain adjustments, and only whole warrants are exercisable. This Registration Statement relates to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-260242) (the “Prior Registration Statement”), initially filed by the Registrant on October 14, 2021 and declared effective by the Securities and Exchange Commission (the “Commission”) on November 30, 2021. The required opinions of counsel and related consents and accountant’s consent are attached hereto and filed herewith. Pursuant to Rule 462(b), the contents of the Prior Registration Statement, including the exhibits thereto, are incorporated by reference into this Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits. All exhibits filed with or incorporated by reference in the Registration Statement on Form S-1 (File No. 333-260242) are incorporated by reference into, and shall be deemed a part of, this Registration Statement, and the following additional exhibits are filed herewith, as part of this Registration Statement:

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP.

5.2	Opinion of Maples and Calder (Hong Kong) LLP.

23.1	Consent of Marcum Bernstein & Pinchuk LLP.

23.2	Consent of Cleary Gottlieb Steen & Hamilton LLP (included on Exhibit 5.1).

23.3	Consent of Maples and Calder (included on Exhibit 5.2).

24.1	Power of Attorney (included on signature page to the Registrant’s amendment No. 1 to registration statement on Form S-1 (File No. 333-260242), filed on November 3, 2021).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on the 1st day of December, 2021.

TLGY ACQUISITION CORPORATION

By:	/s/ Jin-Goon Kim
Name: Jin-Goon Kim Title: Chairman and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Jin-Goon Kim	Chairman and Chief Executive Officer (Principal Executive Officer)	December 1, 2021
Jin-Goon Kim

*	Chief Financial Officer, Co-President and Director (Principal Financial and Accounting Officer)	December 1, 2021
Steven Norman

/s/ Shrijay Vijayan	Director	December 1, 2021
Shrijay Vijayan

/s/ Donghyun Han	Director	December 1, 2021
Donghyun Han

/s/ Hyunchan Cho	Director	December 1, 2021
Hyunchan Cho

*By:	/s/ Jin-Goon Kim
Jin-Goon Kim Attorney-in-fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement, solely in its capacity as the duly authorized representative of TLGY Acquisition Corporation, in the City of New York, New York, on the 1st day of December, 2021.

By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries Title: Senior Vice President on behalf of Cogency Global Inc.